UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 17, 2024

Cytek Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40632	47-2547526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47215 Lakeview Boulevard Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 922-9835

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CTKB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of certain officers.

Effective as of March 17, 2024, Patrik Jeanmonod stepped down from his position as the Chief Financial Officer of Cytek Biosciences, Inc. (the “Company”) to serve as the Company’s Head of Corporate Development Analytics. Upon such transition, Mr. Jeanmonod will cease to be the principal financial officer and the principal accounting officer of the Company. Mr. Jeanmonod’s transition is not due to any disagreement with the Company’s operations, policies or practices.

(c) Appointment of certain officers.

On March 19, 2024, the Board of Directors of the Company announced the appointment of William (“Bill”) McCombe as the Chief Financial Officer of the Company, effective March 18, 2024.

Mr. McCombe, age 66, joins the Company from Pixxel Space Technologies Inc., a private aerospace technology company, where he served as the Chief Financial Officer since January 2024. Mr. McCombe has previously served as the Chief Financial Officer at Velo3D Inc., a metal 3D printing systems company, from August 2020 to September 2023, and the Chief Financial Officer at HZO, Inc., a nano coatings company, from 2018 to 2020. From 2016 to 2018, he served as Chief Financial Officer of Maxar Technologies (and its predecessor), a satellite and space imaging company.

In connection with his appointment, Mr. McCombe received and has agreed to the terms of an offer letter and related amendment (the “Offer Letter”) providing for an annual base salary of $420,000 and eligibility to participate in the Company’s annual bonus program with a target bonus amount equal to 50% of his annual base salary. Mr. McCombe will also receive equity grants in the amount of $1,250,000, comprised of 50% in stock options and 50% in restricted stock units (“RSUs”). The number of stock options will be determined using the Black-Scholes methodology based on the closing sales price of the Company’s common stock on the date of grant, and the options will vest over four years, with 25% vesting on the one-year anniversary of the date of grant and 1/48th of the total grant vesting each month thereafter, subject to Mr. McCombe’s continuous service with the Company. The number of RSUs will be determined based upon the closing sale price of the Company’s common stock on the date of grant, with 25% vesting on the Company’s first preset quarterly RSU vesting date following the one-year anniversary of the date of grant and the remaining 75% vesting in relatively equal installments each quarter thereafter for the remaining three years, subject to Mr. McCombe’s continuous service with the Company.

The foregoing is a summary of certain provisions of the Offer Letter and this summary is qualified in its entirety by reference to the Offer Letter attached as Exhibit 10.1 hereto.

Mr. McCombe will be eligible to participate in the Company’s 2021 Employee Stock Purchase Program and the Company’s Severance Benefit Plan. Under the Severance Benefit Plan, Mr. McCombe will be eligible to receive certain severance benefits in the event of limited qualifying termination events. The Severance Benefit Plan was previously filed as Exhibit 10.12 to the Company Annual Report on Form 10-K (No. 001-40633), as filed on March 13, 2024.

The Company will enter into the Company’s standard form of indemnification agreement with Mr. McCombe. The indemnification agreement provides, among other things, that the Company will indemnify each officer for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as an officer of the Company, and otherwise to the fullest extent permitted by law. The form of indemnification agreement was previously filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-257663), as amended, as originally filed on July 19, 2021.

There are no family relationships between Mr. McCombe and any of the Company’s directors or executive officers. Mr. McCombe is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter between William McCombe and the Company dated February 22, 2024, as amended by the Amendment dated March 18, 2024.

99.1	Press Release dated March 19, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytek Biosciences, Inc.

Date: March 19, 2024	By:	/s/ Wenbin Jiang, Ph.D.
Wenbin Jiang, Ph.D.
President and Chief Executive Officer